Exhibit 10.40

LOAN AGREEMENT

Dated as of September 11, 2012

between

GOLDMAN SACHS BANK USA,

Lender,

and

RBH-TRB NEWARK HOLDINGS, LLC,

Borrower.

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

Exhibit A	-	Intentionally Deleted
Exhibit B	-	Pledge and Security Agreement
Exhibit C	-	Form of Note
Exhibit D	-	NJEDA Approval Letter
Exhibit E	-	Form of Tax Credit Transfer Certificate
Exhibit F	-	Intentionally Deleted
Exhibit G	-	Amortization Schedule
Exhibit H	-	Evaluation Materials

iii

LOAN AGREEMENT (this “Agreement”), dated as of September 11, 2012, between GOLDMAN SACHS BANK USA, a New York banking corporation (together with its successors and assigns, the “Lender”), and RBH-TRB NEWARK HOLDINGS, LLC, a New York limited liability company (the “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof or elsewhere in this Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide certain financing to the Borrower in the amount of up to Eighteen Million Seven Hundred Ninety Four Thousand Two Hundred Fifty One and 00/100 Dollars ($18,794,251.00) (the “Loan”);

WHEREAS, a portion of the proceeds of the Loan in the amount of $9,397,082 will be used by the Borrower to make a capital contribution to its Affiliate (as hereinafter defined), RBH-TRB West I Mezz Urban Renewal Entity, LLC, a New Jersey limited liability company (“Leverage Lender”);

WHEREAS, Leverage Lender will use such capital contribution, along with other sources of capital, in a New Markets Tax Credit financing structure (“NMTC Transaction”) to make a leverage loan in the aggregate amount of $30,207,000 (the “Leverage Loan”) to GS Halsey 2 NMTC Investment Fund LLC (the “Investment Fund”);

WHEREAS, the Investment Fund shall use the proceeds of the Leverage Loan, along with an equity contribution by an equity investor, to make an equity investment in various “qualified community development entities” (collectively, the “CDEs”) formed for the purpose of serving or providing investment capital for low-income communities or low-income persons (as such terms are defined for the purposes of Section 45D of the Code, consistent with the requirements of Section 45D of the Code);

WHEREAS, the CDEs shall make loans (the “QLICIs”), from proceeds of the equity investments, to Teachers Village Project A QALICB Urban Renewal Entity, LLC (the “QALICB”), which has acquired the Property (as hereinafter defined) and shall construct thereon a portion of the Project (as hereinafter defined);

WHEREAS, the Lender shall make a direct loan in the amount of $9,000,000 (the “Direct Loan”) to the QALICB to finance the construction on the Property of a portion of the Project;

WHEREAS, the Casino Reinvestment Development Authority shall make a loan in the amount of $5,250,000 (the “CRDA Loan”) to the QALICB to finance the construction on the Property of a portion of the Project;

WHEREAS, a portion of the Loan in the amount of $5,302,670 will be used by the Borrower to make a capital contribution to the QALICB and will be used by the QALICB to fund construction costs of the Project;

WHEREAS, a portion of the Loan in the amount of $4,094,500 will be used by the Borrower to repay a portion of the outstanding amount of a predevelopment loan made by the Lender to the Borrower on September 14, 2010 (the “Predevelopment Loan”) and to fund a six (6) month interest reserve for the extension of the repayment date of said Predevelopment Loan;

WHEREAS, the Lender is willing to provide the Loan to the Borrower upon the terms and conditions set forth in this Agreement and the other Loan Documents;

WHEREAS, the Lender and the Borrower acknowledge that the Loan is being made in connection with the anticipation of the Project receiving Urban Transit Hub Tax Credits (“UTHTCs”).

NOW, THEREFORE, in consideration of the funding of the financing described herein and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                                    Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Third Party Terms” has the meaning provided in Section 2.5(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors, officers and members of such Person), controlled by or under direct or indirect common control with such Person.  For purposes of this definition, a Person shall be deemed to control a corporation, a partnership, a trust or a limited liability company if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or to vote 10% or more of the partnership, trust or limited liability company interests of such partnership, trust or limited liability company, respectively, or (ii) to direct or cause direction of the management and policies of such corporation, partnership, trust or limited liability company, whether through the ownership of voting securities, as managing or general partner, as managing member, by contract or otherwise.

“Agreement” means this Agreement, as amended, supplemented or modified from time to time.

“Amortization Schedule” has the meaning set forth in Section 2.2(a).

“Annual Compliance Letters” mean the letters issued annually by the NJEDA to the holder of the Certificate or the Tax Credit Transfer Certificate certifying the Borrower is in compliance with its annual reporting requirements, and defined as the “Letter of Compliance” in

N.J. Admin. Code 19:31-9.2, and as provided for in N.J. Admin. Code 19:31-9.7(h), 19:31-9.8, 19:31-9.14.

“Bankruptcy Code” means any rules promulgated by a Governmental Authority of the applicably jurisdiction relating to bankruptcy, insolvency, corporate reorganization, appointment of a trustee, receiver, administrator or similar insolvency officer, or similar debtor relief under any applicable law.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower’s Knowledge” means the knowledge of Ron Beit-Halachmy.

“Borrower’s Operating Agreement” has the meaning set forth in Section 5.5.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York are not open for business.

“Business Plan” means the business plan for the Project, which shall include, but not be limited to, a description of the proposed financing strategy and all required projected subsidies and projected financing sources for the acquisition, development and construction of the Project, as approved by Lender prior to the date hereof.

“CDEs” has the meaning set forth in the Recitals.

“Certificate” means the certificate evidencing all of the UTHTCs granted to Borrower for the Project and issued by the Director of the Division of Taxation of the State of New Jersey.

“Closing Date” means the date hereof.

“Controlling Person” means, when used with reference to a Person, any Person that directly or indirectly through one or more intermediaries controls the specified Person.

“CRDA Loan” has the meaning set forth in the Recitals.

“Debt” means the outstanding principal amount set forth in, and evidenced by, the Note, together with all interest accrued and unpaid thereon and all other sums due to the Lender in respect of the Loan, including any sums due under the Note, this Agreement, the Pledge or any other Loan Document.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the lesser of (i) twenty-five percent (25%) per annum and (ii) the maximum interest rate permitted by applicable law.  The Default Rate shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

“Direct Loan” has the meaning set forth in the Recitals.

“Event of Default” has the meaning provided in Section 7.1.

“Family Members” shall mean the spouses, parents, children and grandchildren of the partners, members or other equity interest holders in the Borrower and any trust established for estate planning purposes for the benefit of such partners, members or other equity interest holders in the Borrower or any of the foregoing specified family members.

“Financing” means any investment or financing for the Project, which may be in the form of an equity investment, tax credit investment, mezzanine debt, senior construction financing, credit enhancement for senior construction financing or otherwise, including, without limitation, any and all government subsidies and/or grants.

“Future Project” has the meaning provided in Section 2.5(a).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the relevant date in question.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Guarantor” means Ron Beit-Halachmy, an individual.

“Guaranty Obligations” means any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

“Guaranty of Recourse Obligations” means that certain Guaranty of Recourse Carveouts, to be executed on the date hereof and to be made by the Guarantor for the benefit of the Lender.

“Indebtedness” means, with respect to any Person, without duplication, the following, whether direct or contingent:

(a)                                 all indebtedness for borrowed money;

(b)                                 the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(c)                                  all Guaranty Obligations;

(d)                                 the maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (i) supporting other Indebtedness of the Borrower or (ii) offset by a like amount of cash or government securities held in escrow to secure such letter of credit and draws thereunder);

(e)                                  all capitalized lease obligations;

(f)                                   all Indebtedness of another Person secured by any lien on any property of the Borrower, whether or not such indebtedness has been assumed;

(g)                                  all obligations under take-or-pay or similar arrangements or under interest rate, currency, or commodities agreements;

(h)                                 indebtedness created or arising under any conditional sale or title retention agreement (other than conditional sale and title retention agreements entered into in the ordinary course of business for assets incidental to the management and operation of the Project, or any portion thereof); and

(i)                                     obligations of such Person with respect to withdrawal liability to or on behalf of any “multiemployer plan” as defined in Section 4001(a) of ERISA;

provided, however, that Indebtedness shall not include (i) current accounts payable (other than for borrowed money or purchase money obligations) incurred in the ordinary course of business or in the development of the Project consistent with the terms of this Agreement and the Business Plan; provided, further, however, that all such liabilities, accounts and claims shall be paid when due (or in conformity with customary trade terms or customary dispute resolution procedures or, in the case of accounts payable in connection with the development of the Project, in conformity with the provisions of this Agreement and the Business Plan) and accrued expenses (other than for borrowed money or purchase money obligations) incurred in the ordinary course of business and (ii) indemnification, recourse carve-out and similar contingent obligations which are not assurances of payment of the items described in sub-clauses (a) through (i) of this definition.

“Initial Funding” has the meaning set forth in Section 2.1(a).

“Investment Fund” has the meaning set forth in the Recitals.

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Leverage Lender” has the meaning set forth in the Recitals.

“Leverage Loan” has the meaning set forth in the Recitals.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” has the meaning set forth in the Recitals.

“Loan Documents” means, collectively, this Agreement, the Note, the Pledge (including any financing statements executed and delivered in connection therewith), the Guaranty of Recourse Obligations, as well as all other documents now or hereafter executed and/or delivered in connection with the Debt or hereafter delivered by or on behalf of the Borrower pursuant to the requirements hereof or of any other Loan Document, as the same may be amended from time to time.

“Material Adverse Effect” means any event or condition that has a material adverse effect upon (i) the business operations, economic performance, properties, assets or condition (financial or otherwise) of the Borrower, the Guarantor or the Project, in each case taken as a whole, (ii) the ability of the Borrower or the Guarantor to perform, in all material respects, its obligations under each Loan Document, (iii) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, (iv) the value of the Project, taken as a whole, (v) the ability of the Borrower to receive the Certificates, or (vi) the rights, interests and remedies of the Lender under the Loan Documents.

“Maturity Date” means the date on which the Loan becomes due and payable as herein provided, whether on December 31, 2023, or such earlier date as may be the result of acceleration of the Loan or otherwise.

“NJEDA” means the New Jersey Economic Development Authority.

“NMTC Transaction” has the meaning set forth in the Recitals.

“Note” means the promissory note of the Borrower in favor of the Lender evidencing the Loan and provided in accordance with Section 2.2 hereof, as such promissory note may be amended, modified, supplemented or replaced from time to time.

“Officer’s Certificate” means one or more certificates certified by an individual authorized to act on behalf of the Borrower and, to the extent applicable, any constituent Person with respect to the Borrower.

“Permits” has the meaning provided in Section 4.1(h).

“Permitted Lender Transferees” One or more of the following:  (i) one or more of the following: an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or (iii) an institution substantially similar to any of the foregoing, which, in the case of each of the sub-clauses of this definition, has at least $300,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans or mezzanine loans (or interests therein) similar to the loans described herein; (iv) any entity Controlled (as defined below) by or Controlling, or under common Control with, any of the entities described in clauses (i)-(iii) above, or (v) a governmental entity. (“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling” have the meaning correlative thereto).

“Permitted Liens” means (i) Liens created by, under or in connection with this Agreement or the other Loan Documents, if any, in favor of the Lender, including, without limitation, the lien created by the Pledge, (ii) Liens which exist for taxes and assessments not yet due and payable and (iii) any Liens of record which exist with respect to the Project at the time of the acquisition of the Project, are approved by the Lender hereunder and which do not have a Material Adverse Effect on the UTHTCs and/or the Certificates.

“Permitted Transfer” means (a) the direct or indirect transfer in any Upper Tier Entity to one or more Family Members for estate planning purposes, provided that the transferor of any such interest shall at all times retain all decision-making authority with respect to such transferred interest, including all voting and consent rights with respect thereto, (b) the direct or indirect transfer, in one or a series of transactions, in any Upper Tier Entity; provided, however, that as a condition to each such transfer set forth in (a) or (b) above: (i) the Lender shall receive not less than thirty (30) days prior written notice with respect to any direct transfer by an Upper Tier Entity of its direct interests in the Borrower, including, without limitation, the name of the proposed transferee and the date the transfer is expected to be effective, and the Lender shall be informed of any indirect transfer of any interests in the direct or indirect constituent members of any Upper Tier Entity which such Upper Tier Entity receives, or has the right to consent to, pursuant to its organizational documents, by such Upper Tier Entity delivering notice thereof to the Lender, (ii) the transferee must be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury and must not be listed on any restricted list published by the Federal Government of the United States of America, (iii) at all times Nicolas Berggruen shall continue to own (legally and beneficially), directly or indirectly, no less than a forty percent (40%) interest in RBH Partners, LLC, and (iv) at all times Ron Beit-Halachmy shall (A) continue to control, directly or indirectly, the Borrower, and (B) continue to own (legally and beneficially), directly or indirectly, no more than a twenty-five percent (25%) interest in the Borrower.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Pledge” means, that certain Pledge and Security Agreement made by the Borrower for the benefit of the Lender, in the form attached hereto as Exhibit B, to be executed on the date hereof.

“Pledged Collateral” means all of the Borrower’s (or an Affiliate’s) right, title and interest as the owner of the Certificate (prior to transferring same to Lender), including, without limitation, all of the following now owned or at any time hereafter acquired by the Borrower, or in which the Borrower now has or at any time in the future may acquire any right, title or interest: (a) all certificates, instruments or other writings representing or evidencing interest in the UTHTCs, including, but not limited to, the Certificate, the Annual Compliance Letters, the Tax Credit Transfer Certificate or any of the other items referred to in the preceding clause, and all accounts and general intangibles arising out of, or with respect to any of the foregoing interests; (b) any and all moneys or property due and to become due to the Borrower now or in the future with respect to the foregoing interests, or to which the Borrower may now or in the future be entitled in its capacity as owner of the foregoing interests, as may be applicable; (c) all rights of the Borrower pursuant to all agreements, if any, to which the Borrower is a party from time to time that relate to its ownership of the foregoing interests; and (d) to the extent not otherwise included, all proceeds of or from any or all of the foregoing.

“Project” means the Teachers Village Project, an approximately 422,628 square foot mixed use development consisting of three (3) charter schools, a day care center, approximately 205 residential rental housing units (each component thereof as described in the Business Plan being a “Residential Component”) and approximately 63,000 square feet of retail space to be located on and/or adjacent to Halsey Street in the City of Newark, New Jersey.

“Project Budget” means the budget for the Project, as approved by the Lender.

“Property” means the land identified on Exhibit A attached hereto and the building, structures and improvements now or hereafter situated thereon.

“Proposed Financing” has the meaning provided in Section 2.5(b).

“Proposed Financing Notice” has the meaning provided in Section 2.5(b).

“Proposed Term(s)” has the meaning provided in Section 2.5(b).

“QALICB” has the meaning provided in the Recitals of this Agreement.

“QLICIs” has the meaning provided in the Recitals of this Agreement.

“Second Funding” has the meaning provided in Section 2.1(a).

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against the Borrower and/or the Property (or any portion thereof) or rents therefrom or which may become Liens.

“Tax Credit Transfer Certificate” has the meaning set forth in Section 5.6(e).

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by the Borrower and any other Person which is an Affiliate of the Borrower pursuant to the Loan Documents.

“Third Party Terms” has the meaning provided in Section 2.5(d).

“Upper Tier Entity” shall mean, individually and collectively as the context requires, (a) TRB Newark Assemblage, LLC, (b) TRB Newark TRS, LLC, (c) RBH Partners, LLC and RBH Capital, LLC.

“UTHTCs” has the meaning provided in the Recitals of this Agreement.

Section 1.2                                    Principles of Construction.

All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as may be modified herein.

ARTICLE II

GENERAL

Section 2.1                                    Commitment and Loan.

(a)                                 Commitment and Advances of the Loan.  Provided that no Event of Default has occurred and is continuing (provided, however, that the Lender shall have no obligation to accept a cure of any Event of Default) hereunder and the Borrower has satisfied, or caused to be satisfied all of the conditions precedent set forth in this Agreement with respect to each advance, the Lender will advance and the Borrower will accept installments of the Loan.  Advances of the Loan shall be made available to the Borrowers in two tranches, as follows: (i) an initial tranche (the “Initial Funding”) in the amount of Thirteen Million Four Hundred Ninety One Thousand Five Hundred Eighty Two Dollars ($13,491,582), which tranche shall be made available upon the terms and conditions of this Agreement, including, without limitation, the satisfaction of the conditions set forth in Section 3.1, and (ii) a second tranche (the “Second Funding”) in the amount of Five Million Three Hundred Two Thousand Six Hundred Sixty Nine Dollars ($5,302,669), which tranche shall be made available upon the terms and conditions of this Agreement, including, without limitation, the satisfaction of the conditions set forth in Section 3.2.

(b)                                 Uses.  The parties acknowledge and agree that a portion of the proceeds of the Initial Funding in the amount of $9,397,082 shall be used by the Borrower to make a capital contribution to the Leverage Lender in order for the Leverage Lender to make the Leverage Loan and the remaining portion of the Initial Funding, in the amount of $4,094,500, shall be used by the Borrower to repay a portion of the outstanding amount of the Predevelopment Loan and to fund a six (6) month interest reserve for the extension of the repayment date of said Predevelopment Loan.  In addition, the parties acknowledge and agree that the Borrower shall use proceeds of the Second Funding to make a capital contribution to the QALICB which the QALICB will use for construction costs of the Project.

(c)                                  The Note.  The Borrower’s obligation in respect of the Loan shall be evidenced by the Note, in the form of Exhibit C attached hereto, in the principal amount of $18,794,251, delivered to the Lender on the date hereof.  The Note shall bear interest as provided herein.  The Note shall be entitled to the benefits of this Agreement and secured by the Pledge and the other Loan Documents.

(d)                                 Security.  As security for the Loan, on the Closing Date, the Borrower shall grant to the Lender a first priority security interest in the Pledged Collateral, in the form of the Pledge.

Section 2.2                                    Repayment of Loan.

(a)                                 Amortization.  During the construction of the Project, interest shall accrue on a quarterly basis and shall be added to the principal amount outstanding under the Loan, but shall not be payable, on the Loan at the Interest Rate.  Commencing on December 31, 2014, the Loan shall be repaid in equal annual installments of principal and interest, on the last day of each calendar year, pursuant to the attached amortization schedule, attached hereto as Exhibit G (the “Amortization Schedule”).

(b)                                 Prepayment of the Loan.  The Loan may be repaid at any time without a prepayment fee or charge.

(c)                                  Additional Borrowing.  Amounts borrowed hereunder and repaid may not be re-borrowed.

(d)                                 Principal Outstanding.  Notwithstanding any prepayment of the Loan, any and all amounts of the Loan that remain unpaid, whether, principal, interest or otherwise, shall be immediately due and payable on the Maturity Date.

Section 2.3                                    Interest Rate.

(a)                                 Interest.  The Loan shall bear interest at a rate of 8.65319% per annum.

(b)                                 Default Rate.  Notwithstanding the foregoing, from and after the occurrence and during the continuance of an Event of Default (provided, however, that the Lender shall have no obligation to accept a cure of any Event of Default), the Loan shall bear interest at the Default Rate.  Payment or acceptance of the increased rates provided for in this Section 2.3(b) is not a permitted alternative to timely payment or full performance by the Borrower and shall not constitute a waiver of any Default or Event of Default or a waiver in respect of this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of the Lender.

Section 2.4                                    Payments and Computations.

(a)                                 Making of Payments.  All payments hereunder or under any other Loan Document shall be made to the Lender, in U.S. Dollars in immediately available funds to such account as the Lender may instruct the Borrower in a written notice delivered to the Borrower at least five (5) Business Days prior to the applicable payment date no later than 3:00 PM (New York time) on the date when due.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and shall include interest for the period of such extension.  Commencing on December 31, 2014 or the next Business Day thereafter and continuing on the annual anniversary of said date (each a “Payment Date”), payments of principal and interest shall be made pursuant to the Amortization Schedule.

(b)                                 Payments by Tax Credit Transfer Certificates.  Notwithstanding anything in Section 2.4(a) to the contrary, in lieu of making a payment in cash on a Payment Date, the Borrower may, on or prior to a Payment Date, deliver to the Lender an Annual Compliance Letter, which entitles the Lender, via the Tax Credit Transfer Certificate, to claim ten percent (10%) of the total UTHTCs transferred to the Lender by the Borrower as evidenced by the Tax Credit Transfer Certificate.  As a result of the transfer and assignment of such Annual Compliance Letter, together with the Tax Credit Transfer Certificate to Lender, a portion of the amount of the principal and interest outstanding with respect to the Loan in the amount set forth on the Tax Credit Transfer Certificate (i.e. ten percent (10%) of the total UTHTCs as transferred) shall be deemed to have been repaid and the UTHTCs so transferred shall be deemed to have been conveyed at a value that is not less than 75% of each such UTHTC.

(c)                                  Computations.  Interest payable on the Loan shall be calculated on an annual basis and computed on the basis of the actual number of days elapsed in the period in question (i.e., with respect to the interest due on a given date, from and including the date of the last payment, as applicable, to but excluding the date of current payment) over a year of 365 days and the actual number of days in such year.

(d)                                 Compensation for Taxes.  The Borrower shall indemnify the Lender for the full amount of taxes (other than income taxes, franchise taxes or taxes imposed on or measured by net capital) imposed by any Governmental Authority on (i) the Loan, (ii) amounts payable or paid to the Lender hereunder or under any other Loan Document, or (iii) any taxes payable under this Section 2.4(c), and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.  Payment under this indemnification shall be made within fifteen (15) Business Days after the date the Lender makes written demand therefor. The agreements and obligations of the Borrower contained in this Section 2.4(c) shall survive the payment in full of the Loan and the termination of this Agreement.

(e)                                  Interest on Late Payments.  Any amount that is not paid when due and payable hereunder or under any other Loan Document shall bear interest at the Default Rate

(provided that, if the terms of Section 2.3(b) shall be applicable with respect to an amount owed to the Lender, then this Section 2.4(d) shall not be applicable).  Payment or acceptance of the increased rates provided for in this Section 2.4(d) is not a permitted alternative to timely payment or full performance by the Borrower and shall not constitute a waiver of any Default or Event of Default or a waiver in respect of this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of the Lender.

Section 2.5                                    Future Project Financing Rights.

(a)                                 Financing of Phase III of the Project.  The Borrower and the Lender acknowledge and agree that if the Borrower (or any Affiliate or subsidiary thereof) seeks to finance any remaining portion of the Project, then Borrower is hereby committed to do so with the Lender on terms and conditions which are substantially the same terms and conditions as have been entered into with respect to the rest of the Project that was financed as of February, 2012 and on the date hereof so long as the Lender agrees to provide all such sought financing (i.e., debt and equity).

(b)                                 Financing.  The Borrower shall provide the Lender with a first opportunity to provide Financing that the Borrower may be seeking in connection with any and all real estate projects within a one-quarter (1/4) mile radius of the Project (a “Future Project”), because the parties recognize that any future financing with a third party for such a Future Project may put the Loan and/or the Lender at additional risk.

(c)                                  Proposal.  If the Borrower (or an Affiliate thereof) seeks Financing for a Future Project (the “Proposed Financing”), the Borrower (or an Affiliate thereof), shall provide the Lender with written notice (the “Proposed Financing Notice”) of the Proposed Financing.  In connection with the delivery of the Proposed Financing Notice, the Borrower (or an Affiliate thereof) shall deliver to the Lender (i) the information with respect to such Proposed Financing as described on Exhibit H attached hereto to the extent relevant to such Proposed Financing, and (ii) the following terms from the applicable Proposed Financing (each, a “Proposed Term” and collectively, the “Proposed Terms”): (A) the principal amount; (B) the term; (C) the interest rate; (D) the items to be guaranteed and the indemnities to be provided; and/or (E) equity pricing and contribution schedule, depending on the type of Proposed Financing.

(d)                                 Response.  Following the Lender’s receipt of a Proposed Financing Notice, the Lender shall have the one-time option, exercisable by written notice to the Borrower (or its Affiliate), given within fifteen (15) Business Days after the Lender’s receipt of the information with respect to the Proposed Financing described in Section 2.5(b) above, to elect to provide the Proposed Financing upon the Proposed Terms.  If the Lender exercises such option, the Borrower (or its Affiliate) and the Lender shall thereafter negotiate the definitive documents in respect of such Financing upon the Proposed Terms and upon such other reasonable terms as the Borrower (or its Affiliate) and Lender mutually agree upon.  Notwithstanding the forgoing, if the parties fail to close on the Proposed Financing for any reason on or before the outside date for closing set forth in Lender’s term sheet or commitment, then the Borrower (or its Affiliate) may proceed to consummate such Proposed Financing with any third party but solely on Third Party Terms (as such term is defined below) and the Lender shall be deemed to have waived its rights under this Section 2.5 to provide the Proposed Financing that was the subject of the

Proposed Financing Notice (but shall retain such rights with respect to any other Proposed Financing).

(e)                                  Rejection.  If the Lender fails to exercise its right to provide the Proposed Financing that is the subject of the Proposed Financing Notice by providing to the Borrower a term sheet for all portions of such Proposed Financing or confirming, in writing, that the Lender will provide such Proposed Financing on the terms and conditions set forth in the Proposed Terms, as aforesaid, within fifteen (15) Business Days of the date that the Lender receives the information described in Section 2.5(b) above, then the Lender shall be deemed to have waived its rights under this Section 2.5 to provide the Proposed Financing that is the subject of the applicable Proposed Financing Notice and the Borrower (or its Affiliate) shall have the absolute right to consummate such Proposed Financing with any third party upon the Proposed Terms or upon terms which are more favorable to the Borrowers or the Companies, as applicable (the “Third Party Terms”), provided, however, that if one or more of the Proposed Terms of the Third Party Terms is less favorable to the Borrower (or its Affiliate) than the corresponding Proposed Term, then the Borrower (or its Affiliate) shall provide the Lender with the right to provide the Proposed Financing, to be exercised upon ten (10) Business Days of receipt of the applicable Third Party Terms, upon any such Third Party Terms as the Borrower (or its Affiliate) is willing to accept (the “Acceptable Third Party Terms”); provided, further, however, that if the Lender elects not to provide the Proposed Financing upon the Acceptable Third Party Terms, then the Borrower (or its Affiliate) shall have the absolute right to consummate such Proposed Financing upon the Acceptable Third Party Terms with any third party other than Lender.

(f)                                   The terms and provisions of this Section 2.5 shall be in force and effect for until September 12, 2022.  Furthermore, in the event of any termination of this Agreement, the terms and provisions of this Section 2.5 shall nevertheless survive and be applicable, without modification, until September 12, 2022.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1                                    Conditions Precedent to the Making of the Initial Funding.  The obligation of the Lender to make the Initial Funding of the Loan to the Borrower is subject to the fulfillment of the following conditions precedent to the satisfaction of the Lender:

(a)                                 Representations and Warranties; Compliance with Conditions.  The representations and warranties of the Borrower contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Event of Default shall have occurred and be continuing (provided, however, that Lender shall have no obligation to accept a cure of any Event of Default); and the Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed;

(b)                                 Agreement, Note and Pledge.  The Lender shall have received (i) this Agreement, duly executed and delivered by the Borrower, (ii) the Note, duly executed and delivered by the Borrower, and (iii) the Pledge, duly executed and delivered by the Borrower;

(c)                                  Guaranty.  The Lender shall have received the Guaranty of Recourse Obligations, duly executed and delivered by the Guarantor;

(d)                                 Costs; Expenses; Fees.  The Borrower shall have paid all of the Lender’s reasonable out-of-pocket costs, expenses and fees (including the legal fees and expenses of counsel for the Lender) incurred with respect to the Loan;

(e)                                  Delivery of Other Loan Documents.  The Lender shall have received fully executed copies of any and all other Loan Documents required to be executed as of the Closing Date;

(f)                                   Related Documents.  Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by the Borrower, the Guarantor and/or any other applicable party, as applicable, and the Lender shall have received and approved certified copies thereof;

(g)                                  Delivery of Organizational Documents.  The Borrower shall deliver or cause to be delivered to the Lender copies certified by the Borrower of all of its organizational documentation and/or the formation, structure, existence, good standing and/or qualification to do business, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan Documents and incumbency certificates;

(h)                                 Opinions of Counsel.  The Lender shall have received opinions of the Borrower’s counsel with respect to due execution, delivery, authority, enforceability of the Loan Documents by the Borrower and such other matters as the Lender may reasonably require with respect to the Borrower’s receipt of the UTHTCs and the Certificates, all such opinions in form, scope and substance satisfactory to the Lender and its counsel in their discretion, reasonably exercised;

(i)                                     Completion of Proceedings.  All limited liability company proceedings taken or to be taken by the Borrower (and any other applicable entities) in connection with the transactions contemplated by this Agreement and other Loan Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all such counterpart originals or certified copies of such documents as the Lender may reasonably request;

(j)                                    Searches.  The Lender shall have received and approved satisfactory judgment, lien, UCC, bankruptcy and litigation searches with respect to the Borrower and the Guarantor;

(k)                                 Insurance.  The Lender shall have received and approved valid certificates of insurance evidencing property (to the extent applicable) and liability insurance coverage, satisfactory to the Lender in its reasonable discretion, and evidence of the payment of all premiums for the existing policy period.  The Lender shall be included as an “additional named insured” under such policies;

(l)                                     Financial Statements.  A copy of the most recent financial statements of the Guarantor and the Borrower that have been prepared in accordance with cash basis accounting;

(m)                             Compliance With Law.  Lender shall have received and approved satisfactory evidence that the Borrower is in compliance with all governmental rules and regulations including, without limitation, compliance with the PATRIOT Act;

(n)                                 Survey.  The Lender shall have received and approved surveys of the Property (and any existing improvements thereon);

(o)                                 Intentionally Deleted.

(p)                                 Environmental Reports.  The Lender shall have received copies of the Phase I environmental reports in respect of the Property, together with any remedial action plan with respect to any environmental condition noted for remediation in any such report;

(q)                                 Appraisal.  The Lender shall have received an appraisal of the Property, which appraisal shall be reasonably satisfactory in form and substance to the Lender from an appraiser reasonably satisfactory to the Lender;

(r)                                    Zoning.  The Lender shall have received a zoning opinion of the Property or other evidence of site plan approvals in form and substance satisfactory to the Lender;

(s)                                   Tax:  The Lender shall have received and reviewed all tax matters pertaining to the UTHTCs and the receipt of reasonably satisfactory tax opinions with respect to the UTHTCs;

(t)                                    NMTC:  The NMTC Transaction shall close simultaneously with the transaction contemplated by this Agreement;

(u)                                 Direct Loan:  The Direct Loan shall close simultaneously with the transaction contemplated by this Agreement;

(v)                                 CRDA Loan:  The CRDA Loan shall close simultaneously with the transaction contemplated by this Agreement;

(w)                               Due Diligence:  The Lender shall have completed all of its due diligence that is reasonable and customary for an investment in UTHTCs; and

(x)                                 Other Documents.  The Lender shall have received such other documents and materials in respect of the Borrower, the Guarantor, the Project and the UTHTCs, as may be reasonably requested by the Lender.

Section 3.2                                    Conditions Precedent to the Making of the Second Funding.  The obligation of the Lender to make the Second Funding of the Loan to the Borrower is subject to the fulfillment of the following conditions precedent to the satisfaction of the Lender:

(a)                                 Representations and Warranties; Compliance with Conditions.  The representations and warranties of the Borrower contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of the funding of the Second Funding with the same effect as if made on and as of such date, and no Event of Default shall have occurred and be continuing (provided, however, that Lender shall have no obligation to accept a cure of any Event of Default); and the Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed;

(b)                                 Back-Up Documentation.  The Lender shall have received evidence satisfactory to it in its reasonable discretion, that the proceeds of the Second Funding shall be used for costs set forth in the Project Budget for the Project.

(c)                                  Date:  The Second Funding shall not be advanced prior to September 30, 2013.

(d)                                 Gap Analysis.  The Borrower shall provide to Lender evidence satisfactory to Lender that that gap analysis permitting only a portion of the Project to be completed in order to obtain a sufficient amount of UTHTCs for the Borrower to satisfy its obligations under this Loan Agreement has been approved by NJEDA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE BORROWER

Section 4.1                                    Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Lender on and as of the Closing Date, and on and as of the date of any advance of the Loan, that:

(a)                                 Organization.  The Borrower has been duly formed or organized and is validly existing and is in good standing with requisite power and authority to own its properties and to transact its businesses in which it is now engaged.  The Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its respective properties, businesses and operations.  The Borrower, and to Borrower’s Knowledge, the Guarantor, possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own their properties and to operate the businesses in which it is now engaged (or will be engaged).

(b)                                 Proceedings.  All necessary action has been taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party.  This Agreement and such other Loan Documents have been duly authorized, executed and delivered by the Borrower and, to Borrower’s Knowledge, the Guarantor and constitute the Borrower’s and, to Borrower’s Knowledge,

Guarantor’s legal, valid and binding obligations enforceable against them in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)                                  No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, operating agreement, trust agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower’s properties or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Borrower or the Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by the Borrower of this Agreement or any other Loan Documents to which the Borrower is a party has been obtained and is in full force and effect in all material respects.

(d)                                 Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened in writing against or affecting the Borrower, the Project, the Property or, to Borrower’s Knowledge, the Guarantor, which actions, suits or proceedings, alone or in the aggregate would have a Material Adverse Effect on the Borrower, the Guarantor, the Project or the Property.

(e)                                  Agreements.  None of the Borrower nor, to Borrower’s Knowledge, the Guarantor is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it is bound, which would have a Material Adverse Effect on the Guarantor or the Project or the Borrower.

(f)                                   No Bankruptcy Filing.  Neither the Borrower, nor to Borrower’s Knowledge, the Guarantor is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against them.

(g)                                  Full and Accurate Disclosure.  No statement of fact made by the Borrower, or to Borrower’s Knowledge, the Guarantor in this Agreement or in any of the other Loan Documents to which same is a party contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.

(h)                                 Compliance.  The Borrower, and, to Borrower’s Knowledge, the Guarantor, has obtained and maintains (or will obtain and maintain) in full force and effect all applicable licenses, permits, certificates and waivers (“Permits”) from all Governmental Authorities having jurisdiction thereover required as of the date hereof to operate its businesses and to occupy, operate and use all of its properties in the manner in which they are currently operated, and all such Permits are valid and in full force and effect.

(i)                                     Taxes.  The Borrower, and, to Borrower’s Knowledge, the Guarantor, have filed, caused to be filed or will file, all material tax returns (federal, state, local and foreign) required to be filed (subject to extensions permitted by applicable law) and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes (including intangible fees, assessments and other governmental charges taxes) owing (or necessary to preserve any Liens in favor of the Lender), by them, except for such taxes which are not yet delinquent.  The Borrower, and to Borrower’s Knowledge, the Guarantor, are not aware of any proposed material tax assessments against it.  No extension of time for assessment or payment by it of any federal, state or local tax is in effect, except as permitted by applicable law.

(j)                                    Not a Foreign Person.  The Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Bankruptcy Code.

(k)                                 Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Borrower, including the defense of usury, nor would the exercise of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable.

(l)                                     Organizational Structure.  The Borrower shall be a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of New York and shall not:

(i)                                     Merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part without the prior written consent of the Lender;

(ii)                                  Other than pursuant to a Permitted Transfer, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure without the prior written consent of the Lender;

(iii)                               Fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or amend, modify or terminate any provisions of its organizational documents which relate to separateness or which may hereafter be required by any of the Loan Documents;

(iv)                              Commingle its assets with the assets of any of its general partners, managing members, affiliates or principals, or of any other Person;

(v)                                 Incur any Indebtedness for borrowed money not existing as of the date hereof which would cause the Borrower to breach the terms of Section 5.7 hereof;

(vi)                              Fail to maintain its records, books of account and bank accounts (if any) separate and apart from those of any other Person;

(vii)                           Enter into any contract or agreement with any Affiliate, except upon terms and conditions that are on an arm’s length basis;

(viii)                        Fail to diligently endeavor to correct any known misunderstandings regarding the separate identity of itself and/or the QALICB;

(ix)                              Hold itself out to be responsible for the debts of another Person in such amount or manner as would cause the Borrower to breach the terms of Section 5.7 hereof;

(x)                                 Fail to file its own tax returns, if required, unless part of the consolidated returns of another Person;

(xi)                              Enter into or consummate any transaction which would, at the time entered into or consummated, render the Guarantor insolvent, unable to meet their debts as they mature and without adequate capital to conduct the business in which it is or proposes to be engaged;

(xii)                           Fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not to (A) mislead others as to the identity with which such other party is transacting business or (B) suggest that it is responsible for the debts of any third party;

(xiii)                        Hold itself out as or be designated as a department or division of any other Person; and/or

(xiv)                       File or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or any entity in which it has a direct or indirect ownership interest.

(m)                             UTHTCs.  The Borrower hereby represents and warrants to Lender with respect to the UTHTCs that:

(i)                                     The Project is located within the urban transit hub;

(ii)                                  The Project is a “mixed use” project as defined under the New Jersey statutes governing the UTHTCs, and the entire Project is being treated as a “qualified residential project” as defined in N.J. Rev. Stat. § 34:1B-209.2, with capital investments totaling not less than $50,000,000;

(iii)                               The Project is a “qualified residential project” as defined in N.J. Rev. Stat. § 34:1B-209.2;

(iv)                              The Borrower, or an Affiliate thereof, has successfully submitted all the relevant documentation required to be submitted prior to the date hereof and received conditional approval of its UTHTC amount from the NJEDA as required under N.J. Rev. Stat. § 34:1B-207, et. Seq., in the amount of $39,456,741, as set forth in the “Approval Letter” from the NJEDA, as such term is defined in N.J. Admin. Code 19:31-9.2, attached hereto Exhibit D;

(v)                                 The Borrower, or an Affiliate thereof, is not participating in the Business Employment Incentive Program grant pursuant to N.J. Rev. Stat. § 34:1B-124, et seq., not receiving assistance from the Business Retention and Relocation Assistance Grant Program pursuant to N.J. Rev. Stat. § 34:1B-112, et seq., not receiving incentives authorized by Municipal Rehabilitation and Economic Recovery pursuant to N.J. Rev. Stat. § 52:27BBB-1, et seq., and not receiving grants authorized by the InvestNJ Business Grant Program Act pursuant to N.J. Rev. Stat. § 34:1B-237, et seq., based upon or relating to the same capital investment and site that qualify for the UTHTCs, or any other programs or grants that would jeopardize the Borrower’s, or an Affiliate thereof, entitlement to the UTHTCs.

(n)                                 Project.  The Borrower has received, or shall cause the QALICB to receive, all necessary approvals, permits and any other documentation necessary from any Governmental Authorities, or otherwise, to construct the Project as contemplated.

Section 4.2                                    Survival of Representations.  All of the representations and warranties set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive the issuance of the Loan.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by the Borrower shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender and shall be deemed to be relied on by the Lender in connection with each advance of the Loan made hereunder.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1                                    Information Covenants.  The Borrower will furnish to Lender:

(a)                                 Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a balance sheet of the Borrower at the end of such fiscal year together with related statements of income, and retained earnings and of cash flows for such fiscal year (and annual cash flow projections), all in reasonable detail and examined by independent certified public accountants reasonably acceptable to the Lender whose opinion shall be to the effect that such financial statements have been prepared in accordance with accrual basis accounting (except for changes with which such accountants concur) and shall not be qualified as to the scope of the report or as to the status of the Borrower as a going concern, all of the foregoing to be in reasonable detail and in form and substance satisfactory to Lender in its reasonable discretion.

(b)                                 Business Plan. Annually, not later than upon the anniversary of this of this Agreement, the Borrower shall provide to the Lender any and all updates that have occurred to the Business Plan.

(c)                                  Officer’s Certificate.  At the time of delivery of the financial statements provided for in Section 5.2(a) hereof, an Officer’s Certificate of the applicable Borrower, certified by Ron Beit-Halachmy, which, if it includes a statement that a Default or an Event of

Default exists, shall specify the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)                                 Auditor’s Reports: Tax Returns.  Promptly upon receipt thereof, (i) a copy of any other report or “management letter” submitted by independent accountants to the Borrower in connection with any annual, interim or special audit or review of the books of the Borrower and (ii) if requested by the Lender, a copy of the Borrower’s federal tax return.

(e)                                  Environmental Reports.  Promptly upon transmission thereof, or receipt by, the Borrower or the QALICB, copies of any filings and registrations with, and reports to, the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(f)                                   Status of the Project.  Promptly upon receipt thereof (but in any event within five (5) Business Days), copies of any and all notices or information of any material adverse effect on the Project or the ability to complete the Project, develop same in accordance with the Business Plan and/or the ability to receive the UTHTCs and the Certificates.

(g)                                  Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower, as the Lender may reasonably request.

(h)                                 Notice of Default, Casualty, Condemnation or Litigation.  Promptly after (but in any event within five (5) Business Days after) the Borrower obtains knowledge thereof, the Borrower will give written notice to the Lender, of the occurrence of any of the following with respect to the Borrower: (i) the occurrence of a Default which is reasonably likely to have a Material Adverse Effect, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) commencement of any litigation, arbitration or governmental proceeding against the Borrower in respect of environmental matters in which damages are sought or environmental remediation demanded which exceeds $250,000 in any instance or $350,000 in the aggregate or which is reasonably likely to otherwise materially adversely affect the business, properties, assets or condition (financial or otherwise) of the Borrower, (iii) the commencement of any litigation, arbitration or governmental proceeding against the Borrower in which damages are sought which exceeds $50,000 in any instance or $100,000 in the aggregate and which is reasonably likely to otherwise materially adversely affect the business, properties, assets or condition (financial or otherwise) of the Borrower, taken as a whole, (iv) any levy of an attachment, execution or other process against its assets which exceeds $150,000 in the aggregate, (v) with respect to the Borrower, the occurrence of a Default by reason of an event of default under any other agreement for borrowed money, (vi) any casualty or condemnation of the Property likely to result in award or proceeds in excess of $100,000 or (vii) the institution of any proceedings involving, or the receipt of written notice of potential liability or responsibility for, any violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., regulating the generation, handling or disposal of any toxic or hazardous waste or substance or the release into the environment or storage of any toxic or hazardous waste or substance, the violation of which could give rise to a material liability of, or a Material Adverse Effect on the business, assets, properties or condition (financial or otherwise) of the Borrower.

Section 5.2                                    Preservation of Existence and Franchises.  The Borrower will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

Section 5.3                                    Books, Records and Inspections.  The Borrower will keep complete and accurate books and records of its transactions in accordance with accrual basis accounting (or other reasonable accounting standards reasonably acceptable to the Lender) applied on a consistent basis.  The Borrower will permit, on reasonable notice and during reasonable hours, officers or designated representatives of the Lender to visit and inspect the Borrower’s books of account and records and any of its properties or assets (in whomever’s possession) and to discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its officers, directors, partners and independent accountants. The Borrower shall pay the reasonable out-of-pocket costs of (i) one such inspection on an annual basis (provided the Lender determines to conduct such inspection) if Lender retains a third party to conduct such inspection and (ii) any such inspection and audit that may be conducted from time to time following an Event of Default; otherwise, the costs of any such inspection and audit shall be borne by the Lender.

Section 5.4                                    Compliance with Law.  The Borrower shall comply, and shall cause the QALICB to comply, in all material respects with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by all Governmental Authorities, in respect of the Project, the conduct of its businesses and the UTHTCs.

Section 5.5                                    Ownership and Management of Borrower.

(a)                                 The ownership structure of the Borrower shall, at all times during the term of this Agreement, remain as it is on the date hereof, subject to Permitted Transfers.

(b)                                 Ron Beit-Halachmy or an entity directly or indirectly controlled by Ron Beit-Halachmy shall at all times control the day-to-day operations of the Borrower with respect to the Project and all financing pertaining thereto, including, but not limited to, this Loan and all decision to be made with respect thereto and under the Borrower’s Operating Agreement which are reasonably likely to have an effect on the Borrower as the borrower of the Loan or on the Project.

(c)                                  In the event that Ron Beit-Halachmy or an entity directly or indirectly controlled by Ron Beit-Halachmy is removed as the manager of the Borrower pursuant to the terms of the Borrower’s Operating Agreement, the manager may be replaced with a manager acceptable to the Lender in the Lender’s sole and absolute discretion; provided, however, that such replacement manager or an Affiliate thereof shall replace the Guarantor under the Guaranty of Recourse Obligations and the determination as to whether such replacement guarantor is an acceptable replacement shall also be in the sole and absolute discretion of the Lender.

Section 5.6                                    Covenants re: UTHTCs.  In connection with the UTHTCs, the Borrower, or an Affiliate thereof, shall, and/or shall cause the QALICB, to:

(a)                                 timely comply with the terms and the conditions set forth in the Approval Letter including, but not limited to, a timely submission of progress reports that may be required by the NJEDA to preserve the approval of the UTHTCs;

(b)                                 timely submit to the NJEDA a certification of a certified public accountant of the eligible capital investment, or any other additional information requested by the NJEDA, as required pursuant to N.J. Admin. Code 19:31-9.7;

(c)                                  timely obtain, not less frequently than annually, an Annual Compliance Letter.  Specifically, in the context of obtaining the Annual Compliance Letter, the Borrower, or an Affiliate thereof, shall timely furnish a report to the NJEDA in a format as may be determined by the NJEDA which shall contain the following information:

(i)                                     documentary evidence that a deed restriction has been recorded against each Residential Component of the Project.  The deed restriction shall require that all residential units remain residential units until the eligibility period has expired;

(ii)                                  evidence that the residential units of the Project are not being used for non-residential purposes. Such evidence may include, but is not restricted to, rental receipts, municipal records, and/or a certification by a MAI appraiser or governmental official. Failure to submit a copy of the annual report or submission of the annual report, without the information required above, will result in forfeiture of any annual tax credits to be received by the business or tax credit holder unless the NJEDA determines that there are extenuating circumstances excusing the business or tax credit transferee from the timely filing required. The NJEDA reserves the right to audit any of the representations made and documents submitted in the annual report; and

(iii)                               any other information requested by the NJEDA;

(d)                                 comply with the requirement of the NJEDA that twenty percent (20%) of the residential units within the Project are required to be reserved for low or moderate income households, as those terms are defined by the New Jersey Department of Community Affairs;

(e)                                  to the extent the Borrower repays the Lender by transferring UTHTCs, the Borrower shall obtain from the Director of the New Jersey Division of Taxation and the Chief Executive Office of the NJEDA, a “Tax Credit Transfer Certificate,” as provided under N.J. Admin. Code 19:31-9.10, and in the form attached hereto as Exhibit E (a “Tax Credit Transfer Certificate”).  Additionally, the Borrower (or an Affiliate thereof) shall submit to the NJEDA an executed copy of this Agreement which states that the consideration received by the business is not less than 75% of the transferred UTHTCs, as provided under N.J. Admin. Code 19:31-9.10(b);

(f)                                   in the event of the sale or other conveyance of the Project, in whole or in part, the Borrower (or an Affiliate thereof) shall retain the UTHTCs and shall not assign UTHTCs to the purchaser, unless explicitly agreed to by the Lender;

(g)                                  at all times during the period the Loan remains outstanding, the residential components of the Project shall constitute the preponderance thereof as it existed at the time of certification of the UTHTC amount (however, additions of commercial space to the Project shall not be considered in this determination); and

(h)                                 not later than September 15, 2014 submit all documentation necessary to receive from the Director of the Division of Taxation the Certificate, which documentation shall detail, among other items, (i) the total amount of the approved UTHTCs, (ii) the commencement of the eligibility period and (iii) the annual reporting requirements of the business; provided, however, notwithstanding anything to the contrary contained herein, if the Borrower is unable to provide such documentation with respect to the entire Project by September 15, 2014, the Borrower shall provide such documentation as is necessary to enable the Borrower to receive a Certificate for an amount of UTHTCs sufficient to repay the Loan on or before the Maturity Date and as contemplated on the Amortization Schedule.

Section 5.7                                    Net Worth Covenant.  At all times during the term of this Loan, the Borrower shall maintain a Net Worth (as hereinafter defined) of not less than $20,000,000.  Furthermore, at all times the Borrower shall not permit its ratio of contingent liabilities (other than that for environmental indemnities) and Indebtedness to Net Worth to exceed 6 to 1.  For purposes of this Agreement, the term “Net Worth” means total assets plus non-cash items (e.g., depreciation) minus total liabilities (exclusive of that portion of the QLICIs made to the QALICB which are evidenced by (x) the Loan B Notes and Loan C Notes (as such terms are defined in that certain Building Loan Agreement, dated as of the date hereof, by and among the QALICB, the CDEs and GSB NMTC Investor LLC, as administrative agent and (y) the Loan B Notes, Loan C Notes and Loan D Notes (as such terms are defined in that certain Building Loan Agreement, dated as of February 3, 2012, by and among Teacher’s Village School QALICB Urban Renewal, LLC, NJCC CDE Essex LLC, Gateway SubCDE I, LLC and TD Bank, N.A., as administrative agent) to the extent reflected as a liability in the books and records of the Borrower), all as set forth in a financial statement prepared by Borrower.  The Borrower shall provide to the Lender a certification of compliance with the terms of this Section 5.7 annually upon the anniversary of the date of this Agreement and otherwise within ten (10) business days after a request therefor from the Lender.

Section 5.8                                    Costs of Enforcement.  In the event (i) that this Agreement, the Note or any other Loan Document is put into the hands of any attorney for collection, or for any other claim, suit or action as against the Borrower, (ii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or the Guarantor or an assignment by the Borrower or the Guarantor for the benefit of its creditors, or (iii) the Lender shall attempt to remedy any Default hereunder or incur any expense with respect to any Default (whether or not involving collection efforts), the Borrower shall be chargeable with and hereby agrees to pay all reasonable costs incurred by the Lender as a result thereof, including costs of collection and defense, including reasonable attorney’s fees (and experts’, consultants’ and witnesses’ fees) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes; provided, however, that the Borrower shall not have any obligation to the Lender under this section for any expense arising from any litigation commenced by the Lender to the extent the same is determined adversely to the Lender or otherwise arises from the Lender’s gross negligence or willful misconduct.

Section 5.9                                    Estoppel Statement.  After written request by the Lender, the Borrower shall within ten (10) Business Days furnish the Lender with a statement, duly acknowledged and certified, setting forth (i) the outstanding principal amount of the Loan, (ii) to Borrower’s Knowledge, the then-current outstanding Debt, (iii) any offsets or defenses known to Borrower’s Knowledge to the payment of the Debt, (iv) that this Agreement, the Pledge and the other Loan Documents are in full force and effect as the valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (v) such other matters as the Lender may reasonably request.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, without prior written consent of the Lender:

Section 6.1                                    Indebtedness.  The Borrower will not incur any Indebtedness for borrowed money that will result in a breach by the Borrower of the provisions of Section 5.7 hereof.

Section 6.2                                    No Amendment of Documents.  It will not amend, modify or terminate, or permit the amendment, modification or termination of, or waive any rights or consent to any matters under (i) the Business Plan in any manner materially adverse to the Lender, or (ii) any of the organizational documents of the Borrower; provided, however, that modifications or amendments may be made to the Borrower’s Operating Agreement without Lender’s consent if such modifications or amendments do not relate to the Pledged Collateral, the Project, the Property or the management of Borrower (other than a modification or amendment solely for the purposes of reflecting a change in the manager or a change in the membership interests which is permitted pursuant to the terms of this Agreement) and does not result in any impairment to the rights of Lender with respect to the Loan, and notice of same is provided to Lender no later than five (5) Business Days after the execution of such modification or amendment.

Section 6.3                                    Liens.  Except for Permitted Liens, the Borrower will not (i) contract, create, incur, assume or permit to exist any Lien with respect to the UTHTCs and the Certificates unless same are released from the Pledged Collateral pursuant to the terms of the Pledge, (ii) sell any part of its properties or assets such that it shall cause a breach by the Borrower of the terms of Section 5.7 hereof or (iii) assign any of its right to receive income.

Section 6.4                                    Nature of Business.  It will not engage in any business other than the businesses in which it is currently engaged, and activities incidental thereto.

Section 6.5                                    Consolidation, Merger, Sale or Purchase of Assets, Etc.  (a) The Borrower will not dissolve, liquidate, or wind up its affairs, and (b) the Borrower will not (i) enter into any transaction of merger or consolidation, (ii)  other than with respect to Permitted

Transfers, issue or permit or suffer the issuance of any direct or indirect ownership interests in the Borrower; or (iii) other than with respect to Permitted Transfers, permit or suffer any direct or indirect transfers of interest, including change in control, in the Borrower without the prior written consent of the Lender.

Section 6.6                                    Intentionally Deleted.

Section 6.7                                    Transactions with Affiliates.  The Borrower will not enter into any agreement, transaction or series of transactions with any Affiliate other than such agreements as are entered into on an arm’s length basis.

Section 6.8                                    Intentionally Deleted.

Section 6.9                                    Intentionally Deleted.

Section 6.10                             Intentionally Deleted.

Section 6.11                             Bankruptcy.  The Borrower will not file a voluntary proceeding under the Bankruptcy Code.

Section 6.12                             Limitation on Certain Activities.  The Borrower will not (and will not permit the QALICB to), without the prior written consent of the Lender, which shall not be unreasonably withheld:

(a)                                 engage in any activity other than the activities in which it is engaged in as of the Closing Date or any activities incidental thereto;

(b)                                 execute any material agreements not in the ordinary course of business or not required in accordance with a Business Plan;

(c)                                  commence, defend or settle any litigation, or confess a judgment in excess of $250,000;

(d)                                 use the name “Goldman Sachs” or any variant or representation thereof on any press release or other publicity or promotional information issued by the Borrower or the Guarantor (or any of their Affiliates) or any documents issued by or on behalf of the Borrower or the Guarantor (or any of their Affiliates) and disseminated beyond their legal counsel, and the parties to this transaction, or permit any such press release or other publicity or promotional information to be disseminated without first offering the Lender an opportunity to be referred to therein in a manner reasonably approved by the Lender;

(e)                                  except as permitted pursuant to Section 6.2 hereof, amend or modify the organizational documents of the Borrower;

(f)                                   modify the Business Plan;

(g)                                  cause the QALICB to sell or otherwise dispose of the Project or any portion thereof if the Loan and all interest accrued and fees thereon are not paid in full simultaneously therewith in accordance with the terms of this Agreement;

(h)                                 other than as contemplated in the Business Plan, cause the QALICB to commence or allow, without the prior written consent of the Lender, any demolition, construction or other activity with respect to the Project that is of a nature that any party performing such demolition, construction or other activity would have a right to place a mechanic’s or materialmen’s lien on the Property;

(i)                                     amend, modify or terminate, or permit the amendment, modification or termination of, or waive any rights or consent to any matters under the documents evidencing the NMTC Transaction, the Direct Loan and/or the CRDA Loan;

(j)                                    alter the residential components of the Project such that the residential components do not constitute the preponderance thereof as it existed at the time of certification of the tax credit amount; and/or

(k)                                 engage in any activities that could result in recapture, reduction or forfeiture of UTHTCs.

ARTICLE VII

DEFAULTS

Section 7.1                                    Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)                                 if any payment owed hereunder or under any other Loan Document shall not be paid within five (5) Business Days of the date that it is due;

(b)                                 if any portion of the Pledged Collateral is transferred or encumbered in any manner, other than as contemplated herein or in the Pledge, or any direct or indirect interest in the Borrower is transferred or assigned, except for Permitted Liens or Permitted Transfers or as otherwise permitted hereunder; or Section 5.5 shall be violated, and except for any transfer of interests in the Borrower to trusts or entities wholly owned by the Guarantor and/or immediate family members of the Guarantor established for the purposes of, or to immediate family members in connection with, estate planning, provided that the Guarantor continues to be the Controlling Person of the Borrower and notice of same is provided to the Lender;

(c)                                  if any representation or warranty made by the Borrower herein (including, but not limited to, Section 4.1(m) hereof) or in any other Loan Document shall be knowingly false or misleading in any material respect on or as of the date the representation or warranty was made;

(d)                                 if the Borrower, the Guarantor or the QALICB shall make an assignment for the benefit of creditors, or if the Borrower or the Guarantor shall generally not be paying their debts as they become due;

(e)                                  if a receiver, liquidator or trustee shall be appointed for the Borrower or the QALICB, or if the Borrower, the QALICB or the Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, the Borrower, the QALICB or the Guarantor nor if any proceeding for the dissolution or liquidation of the Borrower or the QALICB shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower, the QALICB or the Guarantor, as applicable, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;

(f)                                   if the Borrower attempts to assign or encumber its rights under this Agreement or under any other Loan Document or any interest herein or therein;

(g)                                  if an Event of Default as defined or described in any of the other Loan Documents occurs;

(h)                                 if any Loan Document shall fail to be in full force and effect or to give the Lender, in all material respects, the liens, rights, powers and privileges purported to be created thereby for thirty (30) days after the written notice to the Borrower from the Lender, or if the Borrower or any other Person shall assert that the Pledge or any other Loan Document is not in full force and effect or fails to give the Lender the liens, rights, powers and privileges purported to be created thereby;

(i)                                     if there shall be a default on the part of the Borrower with respect to this Agreement which is not otherwise specified in any other subsection of this Section 7.1 where such failure continues for (i) more than thirty (30) Business Days after written notice thereof, where the same can be cured by the payment of money, and (ii) more than thirty (30) days after written notice thereof, where the same cannot be cured by the payment of money; provided, however, that, with respect to a default described in clause (ii), if the failure is reasonably susceptible of cure but not within said 30-day period, then so long as the Borrower has promptly commenced and is diligently prosecuting such cure to completion, said 30-day period shall be extended by an additional sixty (60) days;

(j)                                    if the Borrower shall default beyond any applicable notice, grace or cure periods in any of its obligations with respect to any other Indebtedness for borrowed money in excess of $250,000, and the exercise by the lender thereunder of any of its rights with respect thereto is reasonably likely to have a Material Adverse Effect on the Borrower;

(k)                                 if the Borrower shall default beyond any applicable notice, grace or cure periods in the observance or performance of any material agreement or condition relating to any other Indebtedness in excess of $250,000 or contained in any instrument or agreement evidencing, or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition causes the holder or holders of such Indebtedness (or trustee or the agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity and such action is reasonably likely to have a Material Adverse Effect on the Borrower;

(l)                                     if any Indebtedness in excess of $250,000 of the Borrower shall not be paid upon its scheduled maturity (as same may be extended), shall be declared (or shall become) due and payable prior to the stated maturity thereof or shall be required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof;

(m)                             one or more final judgments or decrees in excess of $250,000 shall be entered against the Borrower (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, paid or stayed or bonded pending appeal within the time permitted to appeal therefrom and same is reasonably likely to have a Material Adverse Effect;

(n)                                 if the Guarantor fails (within applicable notice and cure periods) to comply with any covenants or are otherwise in default under the Guaranty;

(o)                                 any felony criminal conviction of the Borrower or the Guarantor;

(p)                                 if any federal tax lien exceeding $75,000 is filed against the Borrower or the Guarantor, or if any federal tax lien less than or equal to $250,000 is filed against the Borrower or the Guarantor and the same is not discharged of record within thirty (30) days after the same is filed;

(q)                                 if the Borrower fails to comply with the requirements set forth in Section 5.6 hereof or any other requirements of the NJEDA with respect to the UTHTCs (whether now or hereafter imposed) such that the Project fails to receive UTHTCs or if the Borrower engages in any activities or fails to engage in any applicable activities resulting in any recapture, reduction or forfeiture of UTHTCs whatsoever;

(r)                                    if the Project ceases to be constructed;

(s)                                   if there is a default under any of the construction financing for the Project, including, but not limited to, the NMTC Transaction, the Direct Loan and/or the CRDA Loan, and/or

(t)                                    if there is a material adverse change in the control (including a change in the Borrower), which may, in the reasonable opinion of the Lender, impair the Borrower’s ability to meet its obligations.

Section 7.2                                    Remedies.  Upon the occurrence and during the continuance of an Event of Default (provided, however, that the Lender has no obligation to accept a cure of an Event of Default), the Lender, by written notice to the Borrower, may take any of the following actions without prejudice to the rights of the Lender to enforce its claims against the Borrower:

(a)                                 Acceleration of Accrued Balance.  Declare all outstanding Debt to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) or (e) shall occur, then the outstanding Debt shall immediately become due and payable without the giving of any notice or other action by the Lender.

(b)                                 Enforcement of Rights.  Enforce any and all Liens and security interests in favor of the Lender in respect of the outstanding Debt and any other amounts due, including, without limitation, all rights and interests created and existing under the Loan Documents and all rights of set-off.

(c)                                  Remedies with Respect to the Pledged Collateral.  Apply the proceeds of any exercise of remedies by the Lender with respect to any Pledged Collateral to payment of the following obligations, and the Lender may account for the purchase price of any sale by crediting the sales price against: (A) first, the expenses of the liquidation, sale or collection, the costs of any action and any other costs or expenses for which the Borrower is obligated; and (B) then, all other Debt, including, without limitation, all amounts then due, owing and unpaid for principal, interest and other amounts under this Agreement in such order and proportions as the Lender, in its discretion, may choose.

(d)                                 Other Remedies.  Exercise any other right or remedy available to the Lender under applicable law or in equity.

ARTICLE VIII

WAIVERS

Section 8.1                                    Waiver of Defenses.  The Borrower agrees that its obligations under this Agreement and the other Loan Documents are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guaranty of or security for the Debt, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense, it being the intent of this Section 8.1 that the obligations of the Borrower hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Borrower hereunder which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to the Borrower, the time for any performance of, or compliance with, any obligations for the payment of all or any portion of the Debt may be extended, or such performance or compliance may be waived;

(b)                                 any of the acts required or contemplated in any of the provisions of any of the Loan Documents or any other agreement or instrument referred therein may be performed or omitted;

(c)                                  the maturity of all or any portion of the Debt may be accelerated as may be provided hereunder, or the Maturity Date may be extended, or all or any of portion of the Debt may be waived, modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to therein may be waived or extended or any other guaranty of all or any portion of the Debt or any security therefor may be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 the Lender receives and holds security for the payment of the Debt or any other indebtedness of the Borrower to the Lender and exchanges, enforces, waives, releases, fails to perfect, sells, or otherwise disposes of any such security;

(e)                                  the Lender applies such security and directs the order or manner of sale thereof as the Lender in its discretion may determine;

(f)                                   the Lender releases or substitutes all or any portion of the Debt or any other indebtedness of the Borrower to the Lender;

(g)                                  any Lien granted to, or in favor of, the Lender as security for all or any portion of the Debt shall fail to attach or be perfected;

(h)                                 all or any portion of the Debt or any Lien granted or purported to be granted in respect thereof shall be determined to be void or voidable or shall be subordinated to the claims of any Person; or

(i)                                     there shall occur any insolvency, bankruptcy, reorganization or dissolution of the Borrower.

With respect to its obligations hereunder, the Borrower hereby expressly waives diligence, presentment, demand of payment (except for such demands provided for in the Loan Documents), protest and all notices (except for notices provided for in the Loan Documents) whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to therein, or against any other Person under any other guaranty of, or security for, or obligation relating to, all or any portion of the Debt.

Section 8.2                                    Reinstatement.  The obligations of the Borrower hereunder shall be automatically reinstated if and to the extent that for any reason any payment or performance by or on behalf of any Person in respect of the Debt is rescinded or must be otherwise restored by any holder of any of the Debt, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will pay to the Lender on demand all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 8.3                                    Certain Additional Waivers.  Without limiting the generality of the provisions of any other provision of this Article VIII, the Borrower hereby specifically waives: (a) promptness, diligence, notice of acceptance and any other notice (except for notices provided for in the Loan Documents) with respect to all or any portion of the Debt or any other obligations under the Loan Documents or this Article VIII, (b) any requirement that the Lender or any other Person protect, secure or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral or undertake any marshalling of assets, (c) any right to direct the order of enforcement of remedies, (d) any defense arising by reason of any claim or defense based upon an election of remedies by the

Lender which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, contribution or reimbursement rights or other rights to proceed against the Borrower or any other Person or any collateral, (e) any duty on the part of the Lender to disclose to the Borrower any matter, fact or thing relating to the business, operation or condition of the Borrower or any other party to any of the Loan Documents and their assets now known or hereafter known by the Lender, and (f) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of the guaranty provided for in this Article VIII (except for demands and notices provided for in the Loan Documents) and, without Lender’s prior written consent, the existence, creation, or incurrence of new or additional Indebtedness.

Section 8.4                                    Costs of Enforcement.  In the event (i) that this Agreement or any other Loan Document is put into the hands of an attorney for collection, suit or action as against the Borrower, (ii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or assignment by the Borrower for the benefit of its creditors, or (iii) the Lender shall attempt to remedy any Default hereunder, the Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs and expenses incurred by the Lender as a result thereof, including costs of collection and defense, including reasonable attorneys’ fees (and experts’, consultants’ and witnesses’ fees) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes; provided, however, that the Borrower shall not have any obligation to the Lender under this section for any expense arising from any litigation commenced by the Lender to the extent the same is determined adversely to the Lender or otherwise arises from the Lender’s gross negligence or willful misconduct.

Section 8.5                                    Exculpation. The obligations under this Agreement and the Loan Documents (other than the Guaranty of Recourse Obligation which shall be recourse to the Guarantor) shall be recourse only to the Borrower but, notwithstanding anything to the contrary herein, at law or in equity (other than in the Guaranty of Recourse Obligations with respect to the Guarantor) shall in all events be non-recourse to the members of the Borrower and their respective officers, directors, employees, members, partners and affiliates (collectively, the “Exculpated Parties”), and accordingly, the Lender shall not enforce the liability and obligation of the Borrower to perform and observe the obligations contained in this Agreement or any other Loan Document or any other obligation or liability of the Borrower hereunder by an action or proceeding wherein a money judgment or any other remedy shall be sought against any of the Exculpated Parties or their respective assets. The Lender, by entering into this Agreement, agrees that it shall not sue for, seek or demand any deficiency judgment or take any other action or seek any other legal or equitable remedy against any Exculpated Party in any action or proceeding, under, by reason of or in connection with this Agreement or any of the Loan Documents (other than the Guaranty of Recourse Obligations with respect to the Guarantor thereunder).

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Survival.  This Agreement and all covenants, agreements, indemnities, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance of the Loan and the execution and delivery to the Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid.  Whenever in this Agreement any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder).  All covenants, promises and agreements in this Agreement contained, by or on behalf of the Borrower shall inure to the benefit of the successors and assigns of the Lender.

Section 9.2                                    Governing Law; Consent to Jurisdiction.

(a)                                 THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY THE LENDER AND ACCEPTED BY THE BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND ANY OTHER LOAN DOCUMENT, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS AGREEMENT RELATING TO THE UTHTCs AND THE CERTIFICATES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE LENDER OR THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  EACH BORROWER DOES HEREBY AGREE THAT SERVICE OF PROCESS UPON THE BORROWER MAILED OR DELIVERED TO THE BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

(c)                                  The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in subsection (b) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.3                                    Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on the Borrower shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.4                                    Delay Not a Waiver.  Neither any failure nor any delay on the part of the Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, the Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.5                                    Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing (regardless whether the provision in question requires that notice be in writing) and shall be effective for all purposes if hand delivered or sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to the Lender:

Goldman Sachs Bank USA
200 West Street
New York, New York  10282-2198
Attention: Margaret Anadu

with a copy to:

Goldman Sachs Bank USA
200 West Street
New York, New York  10282-2198
Attention: Andrea Gift

with an electronic copy to:

gs-uig-docs@gs.com

with a copy to:

Jones Day
222 East 41st Street
New York, New York  10017
Attention:  Steven C. Koppel, Esq.

If to Borrower:

c/o RBH Group
89 Market Street, 8th Floor
Newark, New Jersey 07102
Attention: Ron Beit-Halachmy

with a copy to:

McManimon, Scotland & Baumann, LLC
75 Livingston Avenue, 2nd Floor
Roseland, New Jersey 07068
Attention: Leah Sandbank, Esq.

with a copy to:

Hunton & Williams LLP
200 Park Avenue
New York, New York 10166
Attention: Laure A. Grasso, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; or in the case of expedited prepaid delivery, upon the delivery (or refusal) thereof.

Section 9.6                                    Trial by Jury.  THE BORROWER AND THE LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION

ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BORROWER AND THE LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EITHER PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 9.7                                    Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.8                                    Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.9                                    Preferences.  The Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by the Borrower to any portion of the obligations of the Borrower hereunder.  To the extent the Borrower makes a payment or payments to the Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Lender.  The foregoing is without limitation of the rights in favor of the Lender set forth in Article VIII.

Section 9.10                             Waiver of Notice.  The Borrower shall not be entitled to any notices of any nature whatsoever from the Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by the Lender to the Borrower and except with respect to matters for which the Borrower is not, pursuant to applicable law, permitted to waive the giving of notice.  The Borrower hereby expressly waives the right to receive any notice from the Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by the Lender to the Borrower.

Section 9.11                             Sole Discretion of Lender.  Except as may otherwise be expressly provided to the contrary, wherever pursuant to this Agreement, the Note, the Pledge or any other Loan Document now or hereafter executed and delivered in connection therewith or otherwise with respect to the Loan, Lender exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to the Lender, the decision of the Lender to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, shall be in the sole and absolute discretion of the Lender and shall be final and conclusive.

Section 9.12                             Remedies of the Borrower.  In the event that a claim or adjudication is made that the Lender has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, the Lender has an obligation to act reasonably or promptly, the Borrower agrees that the Lender, and its agents, shall not be liable for any monetary damages, and the Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any case where it is determined that the Lender has acted with willful misconduct or gross negligence.  The parties hereto agree that any action or proceeding to determine whether the Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 9.13                             Expenses; Indemnity.

(a)                                 The Borrower covenants and agrees to reimburse the Lender upon receipt of written notice from the Lender for all reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by or on behalf of the Lender in connection with: (i) the negotiation, preparation, execution, delivery and administration of all Loan Documents and taking of collateral, including, but not limited to, any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by the Lender; (ii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting this Agreement, the other Loan Documents or any other security given for the Loan; and (iii) enforcing any obligations of or collecting any payments due from the Borrower under this Agreement or the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

(b)                                 The Borrower shall indemnify and hold harmless the Lender and its Affiliates, officers, partners, directors, employees and agents, from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender in any manner relating to or arising out of the transactions contemplated hereby, including environmental liabilities, as well as, any breach by the Borrower of its obligations under, or any material misrepresentation by the Borrower contained in this Agreement or the other Loan Documents.

(c)                                  For the avoidance of doubt, the Lender will not have any liability for any special, punitive, consequential, or indirect damages in connection with the Loan Documents.

Section 9.14                             Exhibits and Schedules Incorporated.  The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15                             No Joint Venture or Partnership.  The parties hereto intend that the relationships created hereunder and under the other Loan Documents be solely that of creditor and debtor.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among the parties hereto nor to grant the Lender any interest other than that of a lender/creditor secured pursuant to the terms of the Loan Documents.

Section 9.16                             Publicity.  All news releases, publicity or advertising by the Borrower or its Affiliates which it controls through any media intended to reach the general public which refers to the Loan Documents, the financing evidenced by the Loan Documents, the Lender or its Affiliates shall be subject to the prior written approval of the Lender.

Section 9.17                             Waiver of Marshaling of Assets.  To the fullest extent the Borrower may legally do so, the Borrower waives all rights to a marshalling of the assets of the Borrower, its owners, if any, and others with interests in such Person, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Lender under the Loan Documents to a sale of the Pledged Collateral for the collection of the Debt without any prior or different resort for collection, of the right of the Lender to the payment of the Debt out of the net proceeds of the Pledged Collateral or any interest therein in preference to every other claimant whatsoever.  In addition, the Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Liens, any equitable right otherwise available to the Borrower which would require the separate sale of the Pledged Collateral or require the Lender to exhaust its remedies against any part of the Pledged Collateral before proceeding against any other part or parts thereof; and further in the event of such foreclosure the Borrower does hereby expressly consent to and authorize, at the option of the Lender, the foreclosure and sale either separately or together of any or all of the Pledged Collateral.

Section 9.18                             Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  In case any provision in or obligation hereunder or under any other of the Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or such provision or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default of an Event of Default if such action is taken or condition exists.

Section 9.19                             Brokers and Financial Advisors.  Other than as disclosed by the Borrower in the Business Plan, each of the Lender and the Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, lenders or finders in connection with the transactions contemplated by this Agreement.  The Borrower hereby indemnifies the Lender and holds it harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the Borrower in connection with the transactions contemplated herein.  The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 9.20                             No Third Party Beneficiaries.  This Agreement and the other Loan Documents are solely for the benefit of the Borrower and the Lender, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than such Persons any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of the issuance of the Loan hereunder are imposed solely and exclusively for the benefit of the Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lender will refuse to issue all or any portion of the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lender if, in its sole discretion, it deems it advisable or desirable to do so.

Section 9.21                             Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between the Borrower and the Lender with respect to the subject matter hereof, are superseded by the terms of this Agreement and the other Loan Documents.

Section 9.22                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which were so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 9.23                             Payment of Expenses, Etc.  The Borrower agrees to:

(a)                                 pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes arising out of the transactions contemplated hereby and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and

(b)                                 indemnify the Lender, its officers, directors, employees, representatives and agents (each a “Lender Party”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of proceeds of the Loan hereunder or the consummation of any other transactions contemplated in any Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence, willful misconduct or fraudulently on the part of any Lender Party to be indemnified as determined by a final, non-appealable judgment of a court of competent jurisdiction).

Section 9.24                             Amendments, Waivers and Consents.  Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated, nor shall any consent or approval be deemed granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by the Borrower and the Lender.

Section 9.25                             Transfers, Sales and Participations.  Notwithstanding anything to the contrary contained herein, the Lender shall have the right to transfer, sell, convey or participate any or all of the Loan to any Permitted Lender Transferee of its choosing without any consent of the Borrower and, in connection therewith, each Borrower acknowledges that the Lender shall have the right to deliver to such party information relating to the Borrower and its Affiliates, the Guarantor, the Loan and the Loan Documents, as is reasonably necessary to facilitate such transfer, sale, conveyance or participation, subject to the provisions of Section 9.26 hereof.

Section 9.26                             No Fiduciary Duty.  The Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and/or their Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender or its Affiliates, on the one hand, and Borrower or its Affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.27                             Confidentiality.  The Lender shall hold all non-public information regarding the Guarantor, the Borrower and their respective subsidiaries and their businesses identified as such by the Borrower and/or Guarantor and obtained by the Lender pursuant to the requirements hereof in accordance with the Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Lender may make (i) disclosures of such information to Affiliates of the Lender and to its agents and advisors (and to other Persons authorized by the Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this section), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of the Loan or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this section or other provisions at least as restrictive as this section), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower or Guarantor received by it from the Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify Borrower and/or the Guarantor of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information.

Section 9.28                             Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 9.29                             Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign and transfer any of its rights or obligations hereunder without prior written consent of the Lender.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

Borrower:

RBH-TRB NEWARK HOLDINGS, LLC,
a New York limited liability company

By:
Name:	Ron Beit-Halachmy
Title:	Authorized Signatory

Lender:

GOLDMAN SACHS BANK USA,
a New York State chartered bank

By:
Name:
Title:	Authorized Signatory

EXHIBIT A

Intentionally Deleted

EXHIBIT B

Form of Pledge Agreement

EXHIBIT C

Form of Note

EXHIBIT D

NJEDA Approval Letter

EXHIBIT E

Form of Tax Credit Transfer Certificate

EXHIBIT F

Intentionally Deleted

EXHIBIT G

Amortization Schedule

EXHIBIT H

Evaluation Materials

The Borrower shall initiate the Lender’s 15 Business Day review period of any Proposed Financing with delivery of standard and customary underwriting information as well as any other materials that the Lender shall reasonably request.  These materials should include but are not limited to:

•                  Project location

•                  Street address and/or block and lot information

•                  Description of area

•                  Project overview / description

•                  Highlights

•                  Approximate gross square footage with breakdown for parking, residential, retail/commercial, etc.

•                  Approximate net square footage with breakdown for parking, residential, retail/commercial, etc

•                  Approximate number of units

•                  Projected number of floors

•                  Type of construction

•                  Anticipated amenities

•                  Current site use

•                  Projected project timeline

•                  Information regarding land purchase as well as any existing land loan

•                  Current site zoning information and necessary adjustments and variances to execute the Project as conceived

•                  Project Budget that distinguishes between what is required for land acquisition/pre-development versus the Project construction phase(s)

•                  Sources and uses of capital as well as projected profits

•                  Market overview

•                  Comparable sales or rental information regarding all that apply: residential, parking, retail/commercial, etc.

•                  Description of any known product in the pipeline

Such other materials as may be reasonably requested by the Lender during its 15 Business Day review period based upon a review of the materials submitted in accordance with the foregoing list